Exhibit 99.1

The Inventure Group, Inc.: BURGER KING ® Snack Test Market and Share Repurchase Plan Updates

PHOENIX, Ariz. — January 29, 2008 — The Inventure Group, Inc. (Nasdaq: SNAK) today provided an update on the status of its BURGER KING(r) brand salted snack test market and share repurchase plan.

The Company reported that vending channel test marketing results for BURGER KING(r) brand salted snacks exceeded managements’ expectations in the fourth quarter of 2007. Based on these results, the Company intends to pursue a national rollout of the brand into the vending channel. The Company expects this national channel expansion to improve capacity utilization at its Bluffton, Indiana manufacturing facility, where all BURGER KING(r) snacks are produced.

Test marketing in convenience store, drug store and grocery store channels beginning in the first quarter of 2008 have generated significant retailer interest. Mass merchandiser and club store tests are expected to commence in the first half of 2008. BURGER KING(r) restaurants are scheduled to test the Ketchup & Fries snack product throughout the first quarter of 2008 in certain markets in Ohio and Florida.

The Company is developing additional new items for the BURGER KING(r) snack brand for potential test marketing in the second half of the year to complement the Ketchup & Fries and Flame Broiled items.

Mr. Eric Kufel, President and CEO, commented, “Strong initial shipments and consumer takeaway from the vending channel led to our decision to implement full national expansion into one of the Company’s largest channels. We intend to implement BURGER KING(r) brand salted snack test markets in other major channels during the first half of 2008. Though still early in the test market process, the brands’ vend channel performance has exceeded our test market expectations to date and we are cautiously optimistic about the potential of this exciting new brand.”

The Company also reported that it repurchased approximately 0.5 million shares of common stock in the second half of 2007 under its stock repurchase plan. In total, the Company has bought back 1.3 million, or approximately 6% of total outstanding common shares, since commencing its share repurchase programs in 2006.

About The Inventure Group, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, The Inventure Group is a marketer and manufacturer of Intensely Different(tm) specialty brands in indulgent and better-for-you food categories under a variety of Company owned or licensed brand names, including T.G.I. Friday’s(r), BURGER KING(r), Rader Farms(r), Boulder Canyon Natural Foods(tm), Poore Brothers(r), Tato Skins(r) and Bob’s Texas Style(r). For further information about The Inventure Group or this release, please contact Steve Weinberger, Chief Financial Officer, at (623) 932-6200, or logon to http://www.inventuregroup.net.

The Inventure Group, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3283

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.